Exhibit 2

                            INVESTOR RIGHTS AGREEMENT


     THIS AGREEMENT is entered into as of May 29, 1997 by and between Coda Music Technology, Inc. (the "Company"); John W. Paulson, Ronald B. Raup, Karl T. Bruhn, David A. Henderson, Larry A. Pape, Gordon F. Stofer, Founding Partners II Limited Partnership and Cherry Tree Ventures IV (collectively, the "Insiders"); and J. M. Hixon Partners LLC ("Hixon").

RECITALS:

     A. Pursuant to a Confidential Private Placement Memorandum dated May 5, 1997 (the "Memorandum"), the Company is offering (the "Offering") for sale a minimum of 1,153,846 and a maximum of 1,730,769 shares (the "Shares") of its common stock, $.01 per share par value ("Common Stock"), at $1.30 per Share. In addition, the Company will issue to purchasers of the Shares warrants ("Warrants") to purchase one share of Common Stock for every two Shares purchased. The Shares and Warrants are collectively referred to herein as the "Securities." All capitalized terms used but not otherwise defined herein shall have the meanings assigned to them under the Memorandum.

     B. Contemporaneously with the execution of this Agreement, Hixon has executed a subscription agreement for the purchase (the "Hixon Purchase") of 769,231 Shares and Warrants to purchase an additional 384,615 Shares.

     C. As partial inducement for the Hixon Purchase, the Company has agreed that the obligation of Hixon to consummate the Hixon Purchase be conditioned upon the execution and delivery of this Agreement by all of the parties hereto.

AGREEMENT:

     In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.   Right of First Refusal.

     a. Grant of Right. The Company hereby grants to Hixon upon the closing of the Hixon Purchase a right of first refusal to purchase all or part of its pro rata share of any New Securities (as defined below) which the Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below.

          i. Pro Rata Share. Hixon's pro rata share, for purposes of this Section, shall equal a fraction:

               (1) the numerator of which is the number of shares of Common Stock then held by Hixon or issuable upon the conversion or exercise of any convertible securities, options, rights or warrants then held by Hixon, and


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               (2)  the  denominator  of which is the total  number of shares of
                    Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion or exercise of then
                    outstanding  convertible  securities,   options,  rights  or
                    warrants.

          ii. New Securities. "New Securities" shall mean any capital stock of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are, or may become, convertible into capital stock; provided, however, that the term New Securities does not include

               (1) Shares or Warrants issued as part of the Offering or the shares of Common Stock issued or issuable upon exercise of the Warrants ("Warrant Shares");

               (2) securities offered to the public pursuant to registration under the Securities Act of 1933, as amended;

               (3) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of such corporation or another reorganization resulting in the ownership by the Company of not less than a majority of the voting power of such corporation;

               (4)  securities   issued  pursuant  to  convertible   securities,
                    warrants or options outstanding on the date hereof;

               (5) shares of Common Stock issued to directors or employees of or consultants to the Company, or to endorsers of the Company's products or services, pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other employee stock plan or agreement approved by the board of directors and shareholders of the Company (and, in the case of rights, options or warrants, the Common Stock issued or issuable upon exercise thereof); or

               (6) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock.

          iii. Required Notices. In the event the Company intends to issue New Securities, it shall give Hixon written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Company proposes to effect such issuance. Hixon shall have 30 days from the date of any such notice to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Company's notice by giving written notice to the Company stating the quantity of New Securities to be so purchased.


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          iv.  Failure to Exercise Rights.  In the event Hixon fails to exercise the foregoing right of first refusal with respect to any New Securities within such 30-day period, the Company may within 180 days thereafter sell any or all of such New Securities not agreed to be purchased by Hixon, at a price and upon general terms no more favorable to the purchasers thereof than specified in the notice given to Hixon pursuant to Section 1.a.(iii) above. In the event the Company has not sold such New Securities within such 180-day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to Hixon in the manner provided above.

          v. Termination. Hixon's right of first refusal under this Section 1 shall terminate upon the earlier to occur of the complete exercise or expiration of the Warrants issued to Hixon in connection with the Hixon Purchase.

2. Board Representation. Upon the closing of the Hixon Purchase and so long as Hixon owns or controls four percent (4%) or more of the Company's outstanding Common Stock, Hixon shall have the right to designate one individual to serve on the Board of Directors of the Company (the "Board") and the Company and Insiders shall use their best efforts to cause such individual's election to the Board, including the following:

     a. Voting by Insiders. In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting), each Insider shall vote or cause to be voted all shares of Common Stock owned by him, her or it, or over which he, she or it has voting control, in favor of electing to the Board the one individual designated by Hixon pursuant to this Section 2.

     b. Notice of Election of Directors. The Company shall provide Hixon with 20 days' prior written notice of any intended mailing of a notice to stockholders for a meeting at which directors are to be elected. Hixon shall give written notice to the Company, no later than 10 days prior to such mailing, of the person designated by Hixon pursuant to this
          Section 2 as nominee for election as director. If Hixon shall fail to give notice to the Company as provided above, it shall be deemed that the designee of Hixon then serving as a director shall be its designee for reelection.

3. Director and Officer Insurance. The Company shall as soon as practicable increase its director and officer insurance coverage to an amount to be determined by negotiation between the Company and Hixon.

4. Information Rights. The Company shall as soon as practicable notify Hixon of the occurrence of any event materially affecting the business, business prospects, properties, management, financial position, stockholders' equity, results of operations or general condition of the Company, including, but not limited to, litigation and alleged violations of contracts or obligations. Hixon's rights to such information under this
     Section 4 shall terminate upon the earlier to occur of the complete exercise or expiration of the Warrants issued to Hixon in connection with the Hixon Purchase.

5. Merger/Sales. During the twenty-four (24) month period beginning on the date of first closing of the Offering, any transaction that would result in the division or separate sale

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     of the Finale and Vivace  product  lines must be approved  by Hixon  unless such transaction is unanimously approved by the Company's directors excluding the director designated by Hixon pursuant to Section 2 above.

6. Opinion of Counsel. Fredrikson & Byron, P.A., counsel for the Company, shall have furnished to Hixon as of the closing of the Hixon Purchase such opinion in form and substance satisfactory to Hixon, to the effect that:

     a. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Minnesota with the corporate power to own, lease and operate its properties and conduct its business as described in the Memorandum.

     b. The number of authorized shares of capital stock of the Company are as set forth in the Memorandum and the outstanding capital stock have been duly authorized and validly issued, and are fully paid and nonassessable. Upon delivery of and payment for the Securities, Hixon will acquire the Securities free and clear of all liens, encumbrances or claims created by actions of the Company. To such counsel's knowledge, no preemptive rights, contractual or otherwise, of securities holders of the Company exist with respect to the issuance or sale of the Securities by the Company pursuant to the Memorandum or the issuance of the Warrant Shares upon exercise of the Warrants. The Shares and Warrants conform as to matters of law in all material respects to the description of these securities made in the Memorandum and such description accurately sets forth the material legal provisions thereof required to be set forth in the Memorandum.

     c. The Shares have been duly authorized and, upon delivery to Hixon against payment therefor, will be validly issued, fully paid and nonassessable.

     d. The certificates evidencing the Shares comply as to form with the applicable provisions of the laws of the State of Minnesota.

     e. The Warrants have been duly authorized, executed and delivered by the Company and are the valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by the application of bankruptcy, insolvency, moratorium, or other laws of general application affecting the rights of creditors generally and by judicial limitations on the right of specific performance and other equitable remedies, and except as the enforceability of indemnification or contribution provisions hereof may be limited by federal or state securities laws. The Warrant Shares when issued in accordance with the terms of the Memorandum and pursuant to the Warrants will be validly issued, fully paid and nonassessable. A sufficient number of shares of Common Stock has been reserved for issuance upon exercise of the Warrants.

     f. No authorization, approval or consent of any governmental authority or agency is necessary in connection with the issuance and sale of the Securities as contemplated under the Memorandum, except such as may be required and obtained under the Securities Act of 1933, as amended or under state or other securities laws in connection with the sale of the Securities.


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     g.   This Agreement and the  Registration  Rights  Agreement have been duly
          authorized,   executed  and  delivered  by,  and,   assuming  the  due
          authorization, execution and delivery of thereof by the other parties thereto, is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by the application of bankruptcy, insolvency, moratorium or similar
          laws  affecting  the  rights  of  creditors   generally  and  judicial
          limitations on the right of specific performance, and except as the enforceability of indemnification or contribution provisions hereof may be limited by federal or state securities laws.

7. Expenses. Upon closing of the Hixon Purchase, the Company shall promptly pay the accountable expenses of Hixon related to the Offering (including but not limited to reasonable legal fees), to a maximum amount of $15,000.

8.   General.

     a. No Assignment. The rights granted pursuant to this Agreement may not be transferred or assigned by any party.

     b. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

     c. Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Hixon. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

     d. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     e. Headings. The headings of the sections, subsections, and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

     f. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

     g. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to conflict of laws provisions.

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     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

CODA MUSIC TECHNOLOGY, INC.



By: /s/ John W. Paulson                                  /s/ John W. Paulson
   Its: Chief Executive Officer                          John W. Paulson


FOUNDING PARTNERS II LIMITED                             /s/ David A. Henderson
 PARTNERSHIP                                             David A. Henderson


By: /s/ David A. Henderson                              /s/ Gordon F. Stofer
    Its: Managing General Partner                       Gordon F. Stofer


CHERRY TREE VENTURES IV                                  /s/ Larry A. Paper
                                                         Larry A. Pape

By:/s/ Gordon F. Stofer
   Its:  General Partner                                 /s/ Karl T. Bruhn
                                                         Karl T. Bruhn


J. M. HIXON PARTNERS LLC                                 /s/ Ronald B. Raup
                                                         Ronald B. Raup

By:/s/ Benson K. Whitney
   Its: Managing Member



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